EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. Except as indicated below, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

SHARES

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
10/18/2013*	300,000	28.00
10/23/2013	(125,000)	35.24
10/23/2013	(325,000)	35.60
10/23/2013	(50,000)	35.76
10/24/2013	(250,000)	35.95
10/25/2013	(250,000)	36.63
10/25/2013*	1,984,800	21.00
10/25/2013*	1,545,500	23.00
10/25/2013*	555,600	24.00
10/28/2013	(250,000)	35.90
10/29/2013	(250,000)	35.65
10/30/2013	(279,670)	35.29
10/30/2013	(2,500)	35.38
10/30/2013	(100,000)	35.50
10/31/2013	(67,830)	35.04
11/1/2013	70,025	34.98
11/1/2013	(11,000)	34.91
11/1/2013	(70,025)	34.98
11/4/2013	(119,597)	35.29
11/5/2013	144,705	34.74
11/5/2013	200,000	34.96
11/5/2013	91,576	35.31
11/5/2013	63,719	35.44

11/6/2013	49,467	34.57
11/6/2013	(2,795)	34.69
11/13/2013	6,751	33.44
11/15/2013	(212,000)	34.49
11/15/2013	(8,300)	34.50
11/18/2013	(10,400)	33.64
11/18/2013	(704,600)	33.74
12/2/2013	(3,000,000)	34.75

*Shares purchased upon exercise of options.